  EXHIBIT 10.1

Cure Pharmaceutical 1620 Beacon Place Oxnard, CA 93033 Phone: 1-805-824-0410 Fax: 1-805-487-7163

May 6, 2020

DELIVERED VIA EMAIL

Jessica Rousset

2137 Fargo Street

Los Angeles, CA 90039

Re:	Separation Agreement

Dear Jessica:

This Separation Agreement (“Agreement”) confirms the mutual agreement we have reached concerning your separation from employment with CURE Pharmaceutical Corporation (the “Company”). For purposes of this Agreement, you are referred to as “Employee” or “you”. Subject to your return of a signed copy of this Agreement to the undersigned, the Company will provide you certain severance payments and benefits as listed below:

1. Termination of Employment. In consideration of the mutual promises and covenants contained in this Separation Agreement, Employer's employment of Employee is terminated by Employee's resignation effective as of May 8, 2020.

a. On May 8, 2020 you will be issued a final paycheck that will include payment for services rendered through May 8, 2020 plus payment for all accrued but unused vacation benefits and floating holiday benefits. Any and all claims for business expense reimbursement must be submitted by May 8, 2020.

b. Information concerning any right that you may have to continue your participation in the Company's group health insurance plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will be provided under separate cover. You will also receive information concerning your 401(k) distribution options and cash-out options associated with the Executive Profit Interest Program. Likewise, information about California's Unemployment Insurance Benefit programs will be furnished.

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2. Severance Payment and Benefits.

Provided that you fully discharge your obligations under the terms of this Agreement:

a. The Company shall pay to you the gross sum of ninety-three thousand four hundred sixty-one dollars and fifty-four cents ($93,461.54). Said sum, which represents a severance benefit equal to six (6) months' pay plus one week at your present base rate of pay, shall be paid in equal installments over a six - month period beginning no later than the payroll date for the first full payroll period following the Effective Date, as defined in Section 21 of this Agreement. All such payments shall be subject to deductions and withholding required by law or authorized by you. Such installment payments shall be remitted via direct deposit or mailed to your home on the dates that correspond to the Company's regular payroll dates.

b. If you timely elect, in the manner required by law, to continue your participation in the Company's group health plans through COBRA continuation, and provided that you remain eligible for such coverage, the Company shall pay premiums and any administrative fee required to maintain such continuation coverage for you (at your current level) for the period beginning June 1, 2020, until and including November 30, 2020. The Company shall make such premium payments directly to the insurance provider(s). Thereafter, you may continue coverage for yourself and your beneficiaries at your own expense, to the extent you and they remain eligible for such coverage.

c. As of May 8, 2020, you will have vested in 217,500 out of a total of 290,000 shares subject to the incentive stock option granted to you on April 6, 2018 and 30,000 out of a total of 60,000 shares subject to the incentive stock option granted to you on May 7, 2018. Under their terms, the vesting of your stock options will cease as of May 8, 2020. However, upon the Effective Date, the Company will accelerate the vesting of your stock options, such that they will become vested as of the Effective Date for the additional number of shares that would have vested in accordance with their terms had your employment continued through November 15, 2020. Accordingly, on the Effective Date, you will be vested in an additional 36,250 shares under the April 6, 2018 option and an additional 7,500 shares under the May 7, 2018 option. Further, as of the Effective Date, the Company will extend the date through which your unexercised and exercisable vested shares may be exercised to May 8, 2021 with respect to 133,750 under the April 6, 2018 option and all shares under the May 7, 2018 option. Under the April 6, 2018 option, 120,000 of the unexercised and exercisable vested shares will remain exercisable only until August 8, 2020. You acknowledge that if your stock options are in-the-money as of the date of this Agreement, the extension of the exercise period will cause your exercise of the portions of the options as to which the exercise period was so extended to be treated as the exercise of nonqualified stock options and not the exercise of incentive stock option s. Accordingly, the excess of the fair market value of such shares you acquire on their exercise date over the exercise price will be ordinary income subject to applicable income and employment tax withholding , for which you must make provision in accordance with the terms of your stock option agreement.

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3. Release of Claims

In consideration of the payments and premium payments described in Section 2, above, you irrevocably and unconditionally release and forever discharge the Company, all affiliated and related entities, their respective predecessors, successors, and assigns, and the current and former trustees, officers, employees, attorneys, and agents of each of the foregoing in their official and personal capacities (all of whom are expressly deemed third-party beneficiaries hereof and collectively referred to as the “Company”) from any and all claims, grievances, penalties, and other legal responsibilities of any form whatsoever (hereinafter “Claims”), whether known or unknown, arising from any cause whatsoever prior to the date on which you sign this Agreement, including, without limitation, any Claims that the Company discriminated against you on any basis prohibited by federal, state, or local statute, regulation, ordinance, order, or law (including, without limitation, any claim for age discrimination under the Federal Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq.), breached any contract or promise, express or implied, or violated any federal, state, or local statute, ordinance, order, or law, or any other Claims based upon, relating to, or arising out of your employment relationship with the Company and the termination of that relationship. The foregoing notwithstanding, nothing contained herein shall constitute a release of any Claims that cannot be waived as a matter of law. Nor shall anything contained herein be construed to prohibit you from filing a complaint with, or participating in any investigation or proceeding conducted by, a federal, state, or local administrative agency (including the Equal Employment Opportunity Commission or National Labor Relations Boar d), although you do waive any right to monetary or other individual relief related to any such administrative complaint or proceeding.

4. Release of Unknown Claims

You acknowledge that you have been made aware of California Civil Code section 1542, which provides,

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party .

You agree to hereby waive and release any rights that you may have under California Civil Code section 1542, or under any other law or statute of similar effect in any jurisdiction, to the full extent that all such rights may lawfully be waived.

5. Return of Property

You acknowledge that other than the property to which title has been transferred to you, you have returned all Company property, including, without limitation, keys and access cards, credit cards, files, and any documents (including media containing computerized data and any copies made of any digital data or software) which contain information concerning the Company, Company-affiliated or -related entities, or the business or existing or prospective business relationships of any of them. You further acknowledge and agree that if, after executing this Agreement, you discover that you have any such property in your possession, you shall return it to the Company immediately.

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6. Non-Disparagement

You agree that you will not, at any time, make publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, any Company-affiliated or -related entities, or any of the current or former directors, officers, or employees of any of them.

7. Confidential Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to and became acquainted with information concerning the operation of the Company and its related entities, including, without limitation, financial, personnel, marketing, planning, and other proprietary information that is owned by the Company and regularly used in the operation of the Company's business, and which constitutes Company trade secrets and confidential information (“Confidential Information”). You agree not to disclose the Confidential Information to anyone and not to use the Confidential Information for any purpose whatsoever, except to the extent that such information is generally known in the industry or hereafter becomes so known without default under this Agreement.

8. Confidentiality

You agree that the existence, terms, and conditions of this Agreement are strictly confidential and, with the exception of your legal and/or financial advisor, immediate family, or as required by applicable law, shall not be disclosed, discussed, or revealed to any other person, entity, or organization, whether within or outside the Company, without prior written approval by me or my designee. Disclosure of the existence or the terms and conditions of this Agreement to your immediate family may only occur if such person first agrees to be bound by this confidentiality provision. Unless required by law, Company shall hold the existence, terms, and conditions of this Agreement in strict confidence. If the existence, terms, and conditions of this Agreement are disclosed by Company in accordance with this Section 8, Employee's obligations of confidentiality regarding the same shall cease.

9. Protected Rights

You acknowledge and understand that nothing in Sections 6, 7, or 8 of this Agreement, or the Agreement as a whole, shall in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, or to testify truthfully in an administrative, legislative, or judicial proceeding, including with respect to matters concerning alleged criminal conduct or sexual harassment.

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10. No Transfer/Assignment

You represent and warrant that you have not transferred or assigned to any person or entity any Claims released herein.

11. Bound Parties

This Agreement shall be binding upon and shall inure to the benefit of your heirs, administrators, and representatives, including but not limited to attorneys, executors, successors, and assigns.

12. Legal Representation

This Agreement is a legally binding document, and your signature will commit you to the Agreement's terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

13. Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as expressly set forth in this Agreement.

14. No Admission of Liability

You and the Company agree that this Agreement, and the performance of acts required by it, do not constitute an admission of liability or wrongdoing on the part of anyone and will not be construed for any purpose as an admission of liability or wrongdoing by you or the Company.

15. Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which the portion or provision is so declared illegal or unenforceable, shall not be affected by such declaration, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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17. Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of California without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with the Agreement's fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

18. Arbitration

Any dispute between you and the Company concerning the enforcement, performance, interpretation, effect, or alleged violation of this Agreement shall be determined by binding arbitration administered by JAMS pursuant to JAMS' Employment Arbitration Rules and Procedures (http://www.jamsadr.com/rules-employment-arbitration/) and Policy on Employment Arbitration Standards of Minimum Fairness (http://www.jamsadr.com/employment-minimum-standards/) then in effect. You and the Company understand and agree that, unless otherwise prohibited by law, this arbitration procedure shall be the exclusive means of redress for any controversy or claim relating to or arising from your employment with the Company, including disputes over rights provided by federal, state , or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on a protected classification, and further understand and agree that you and the Company are expressly waiving the right to a trial by jury with respect to any such controversy or claim. The arbitration shall take place in the County of Los Angeles, California, before an experienced employment arbitrator licensed to practice law in the State of California. You and the Company may be represented by counsel and shall be entitled to conduct discovery as provided by California Code of Civil Procedure section 1283.05. To the extent permitted by law, all fees of the arbitrator and the arbitration forum costs shall be split equally between the parties. The arbitrator shall have no power to alter, modify, ignore, or otherwise deviate from the express terms of this letter and Agreement. Judgment on the award that the arbitrator renders may be entered in any court having jurisdiction over the parties.

20. Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement supersedes any previous agreements or understandings, either oral or in writing, between you and the Company. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement can be modified only in the form of a writing signed by both parties hereto.

21. Time for Consideration; Effective Date

You have been provided with more than twenty-one (21) days to consider the terms of this Agreement before signing it. You have the right to revoke this Agreement at any time within the seven (7)-day period following the date on which you sign the Agreement (the “Revocation Period”), by delivering written notice of such revocation to me, at or before the expiration of the Revocation Peri od. You understand that this Agreement shall not become effective or enforceable until the aforementioned Revocation Period has expired without you having revoked this Agreement, and that if you do not revoke this Agreement, it shall become effective on the day following the last day of the Revocation Period (the “Effective Date”).

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Should you have any questions concerning the foregoing, please feel free to contact me.

Very truly yours,

CURE Pharmaceutical Corporation

/s/ Robert Davidson

By: Robert Davidson

Chief Executive Officer

Agreed this 8th day of May, 2020

/s/ Jessica Rousset

Jessica Rousset

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